Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVAXIS RECEIVES ADDITIONAL FINANCING

Princeton, NJ – December 30, 2011 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, has entered into a definitive Convertible Notes Purchase Agreement (Agreement) with certain accredited investors, for the purchase of the aggregate principal value of approximately $1.2 million of Convertible Promissory Notes (Notes) for an aggregate purchase price of approximately $1.0 million. The closing of the sale of the Notes, under the Agreement, is anticipated to occur on or about January 6, 2012, subject to customary closing conditions.

The Notes have an original issue discount of 15% and mature on the one year anniversary of the issue date. Under the terms specified therein, the Notes are convertible, in whole or in part, into common stock at a conversion price of $0.15. However, except as otherwise provided in the Notes, only 85% of the initial principal amount of each Note is convertible at any time after issuance and the remainder is convertible at maturity.

In connection with the Agreement, the Company issued a warrant to each investor to acquire up to such number of shares of Common Stock equal to 50% of such number of Conversion Shares, issuable upon exercise of the Note issued to such Investor as of the Closing Date with an exercise price of $0.15. The warrants will expire in three years. Pursuant to a Registration Rights Agreement between the Company and the investors, the Company is required to file a resale registration statement by mid-January 2012 that covers the resale of the underlying shares of both the Notes and shares issuable upon exercise of the warrants.

“This additional financing will help fund the progress of our trials in cervical cancer in India and in CIN 2/3 in the US, among our other studies. We have begun releasing data and intend to continue to share news regarding those trials throughout the first quarter of 2012,” commented Advaxis Chairman/CEO Thomas A. Moore.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM - News), acted as the exclusive placement agent for the transaction. For more information, please visit www.rodm.com.

A summary of the transaction will be included in the Company’s Current report on Form 8-K to be filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Advaxis, Inc.

Advaxis is a biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein that redirects the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV, Advaxis’ first construct to reach the clinic is being evaluated in 4 Phase 2 clinical trials that are open for enrollment for HPV-associated diseases: CIN 2/3 (US study, Clinical Trials.gov Identifier NCT01116245), locally advanced cervical cancer (GOG/NCI US study, Clinical Trials.gov Identifier NCT01266460), recurrent/refractory cervical cancer (India), and head & neck cancer (CRUK study) with over 130 patients receiving over 300 doses to date. Over fifteen (15) distinct constructs are in various stages of development, developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, among others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements as to the anticipated timing of clinical studies and other business developments, statements as to the development of new constructs, expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures, expectations as to market opportunities, our ability to take advantage of those opportunities, and the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2010, which is available at http://www.sec.gov. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:
Diana Moore
Director, Investor Relations & Business Development
Advaxis, Inc.
dmoore@advaxis.com
609.452.9814
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